EXHIBIT 23(h)(i)
ADMINISTRATIVE AGENCY AGREEMENT
     THIS AGREEMENT is made as of June 27, 2008 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator”), and THE BJURMAN, BARRY FUNDS, a Delaware statutory trust (the “Fund” on behalf of each series of the Fund listed on Appendix A to this Agreement each a “Portfolio” and collectively, the “Portfolios”).
WITNESSETH:
     WHEREAS, the Fund is registered with the United States Securities and Exchange Commission as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Fund desires to retain the Administrator to render certain services to the Fund, and the Administrator is willing to render such services.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
1. Appointment of Administrator. The Fund hereby employs and appoints the Administrator to act as its administrative agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.
2. Delivery of Documents. The Fund will on a continuing basis provide the Administrator with:
2.1 properly certified or authenticated copies of resolutions of the Fund’s Board of Trustees (the “Board” or “Board of Trustees”) authorizing the appointment of the Administrator as administrative agent of the Fund and approving this Agreement;
2.2 a copy of the Fund’s most recent registration statement;
2.3 copies of all agreements between the Fund and its service providers other than accountants and lawyers, including without limitation, advisory, distribution and administration agreements and distribution and/or shareholder servicing plans;

2.4 a copy of the Fund’s valuation procedures;
2.5 a copy of the Fund’s Amended and Restated Trust Instrument and By-laws;
2.6 any other documents or resolutions (including but not limited to directions or resolutions of the Board of Trustees) that relate to or affect the Administrator’s performance of its duties hereunder or that the Administrator may at any time reasonably request; and
2.7 copies of any and all amendments or supplements to the foregoing.
3. Duties as Administrator. Subject to the supervision and direction of the Board of Trustees, the Administrator will perform the administrative services described in Appendix B hereto and incorporated herein by reference. Additional services may be provided by the Administrator upon the request of the Fund as mutually agreed from time to time. In performing its duties and obligations hereunder, the Administrator will act in accordance with the Fund’s instructions as defined in Section 5 (“Instructions”). The Administrator shall use reasonable professional diligence in the performance of services under this Agreement. The Administrator shall be required to comply with laws, rules and regulations applicable to the Fund, and with documents and agreements of the Fund known to the Administrator, in respect of functions and services performed by the Administrator for the benefit of the Fund. The Administrator shall in no event be required to take any action that is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.
3.1 Records. The Administrator will maintain and retain such records as required by the 1940 Act and other applicable federal laws and regulations created pursuant to the performance of the Administrator’s obligations under this Agreement or otherwise received by the Administrator. The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator. The Administrator acknowledges that the records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Fund and will be, at the Fund’s expense, surrendered promptly upon reasonable request. In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third party storage facilities.
4. Duties of the Fund. The Fund shall notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement and, where the Administrator is providing fund accounting services pursuant to this Agreement, shall promptly notify the Administrator as to the accrual of liabilities of the Fund not appearing on the books of account kept by the Administrator and as to the existence, status and proper treatment of reserves, if any, authorized by the Fund. Where the Administrator is providing portfolio compliance monitoring services pursuant to this Agreement, the Fund agrees to notify the Administrator in the event the Fund or any officer, employee or agent of the Fund detects a possible non-compliance of the Fund with its investment restrictions, policies and limitations. The Fund agrees to provide such information to the Administrator as may be requested under the banking and securities laws of the United States or other jurisdictions relating to “Know Your Customer” and money laundering prevention rules and regulations (collectively, the “KYC Requirements”). For purposes of this subsection, and in connection with all applicable KYC Requirements, the Fund and each Portfolio is the “client” or “customer” of the Administrator. The Fund further represents that it will perform all obligations required under applicable KYC Requirements with respect to its “customers” (as defined in the KYC Requirements) and that, because these customers do not constitute “customers” or “clients” of the Administrator under such applicable rules and regulations, the Administrator is under no such similar obligations.
5. Instructions.
5.1 The Administrator shall not be liable for, and shall be indemnified by the Fund against, any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted by the Administrator in reliance upon Instructions believed by it to be genuine and signed or authorized by Authorized Persons.
5.2 “Authorized Persons” shall mean (i) initially those persons named on Appendix C hereto, and (ii) any other persons as the Board of Trustees (or an officer of the Fund empowered by the Board to designate Authorized Persons) shall from time to time designate as Authorized Persons, in each case until the Administrator receives notification from the Fund that they are no longer Authorized Persons. Authorized Persons may be identified by the Board of Trustees by name, title or position and will include at least one officer empowered by the Board to name other Authorized Persons.
5.2 “Instructions” shall mean a request, direction, instruction or certification signed, initialed or orally given on behalf of the Fund by an Authorized Person.
5.3 Telephonic or other oral instructions or instructions given by telefax transmission may be given by any Authorized Persons and will also be considered Instructions if the Administrator believes them to have been given by an Authorized Person.
5.4 With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in good faith in reliance on such telefax instructions. The Fund agrees that such telefax instructions shall be conclusive evidence of the Fund’s Instruction to the Administrator to act or to omit to act in the absence of the Administrator’s express knowledge to the contrary.
5.5 Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral Instructions. The Fund authorizes the Administrator to tape record any and all telephonic or other oral Instructions given to the Administrator by Authorized Persons.
6. Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. Additional services performed by the Administrator as requested by the Fund shall be subject to additional fees as mutually agreed from time to time. In addition to such fee, the Administrator shall bill the Fund separately for any out-of-pocket disbursements of the Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. The foregoing fees and disbursements shall be billed to the Fund by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator.
7. Standard of Care. The Administrator shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action that is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.
8. General Limitations on Liability. The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D).
8.1 The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing that this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to:
8.1.1 any Sovereign Event (a “Sovereign Event” shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator’s control);
8.1.2 any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and
8.1.3 any provision of any order or judgment of any court of competent jurisdiction.
8.2 The Administrator shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except for losses, damages, or expenses resulting from the Administrator’s willful malfeasance, bad faith, recklessness or negligence in the performance of such obligations and duties.
8.3 In no event and under no circumstances shall the Administrator be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omission hereunder, even if the Administrator has been advised of the possibility of such damages or losses.
9. Specific Limitations on Liability. In addition to, and without limiting the application of the general limitations on liability contained in Section 8, above, the following specific limitations on the Administrator’s liability shall apply to the particular administrative services set forth on Appendix B hereto.
9.1 Portfolio Compliance Monitoring. The compliance monitoring of the investments of the Fund and/or each Portfolio with respect to investment restrictions and policies is subject to parameters that may vary over time and that may be beyond the control or knowledge of the Administrator. Consequently, the results of the monitoring as notified by the Administrator to the

Fund are to be considered merely as an indication of possible non-compliance with the investment restrictions and policies of the Fund and/or Portfolio rather than an affirmative statement as to non-compliance with the investment restrictions and policies. Moreover, the Administrator may not detect a breach and consequently might not notify the Fund thereof if information or data in its possession are inaccurate, incomplete or ambiguous. The Board of Trustees of the Fund shall remain fully responsible for ensuring compliance of the investments of the Fund and each Portfolio with its investment restrictions and policies and the services provided by the Administrator in monitoring investment restrictions and policies shall not be deemed to be a delegation of the Board’s responsibility to the Administrator. In addition, the Fund agrees that the Administrator shall not be liable for the accuracy, completeness or use of any information or data that CRD (as defined in Appendix B hereof) or any other compliance system used by the Administrator generates in connection with such administrative compliance monitoring on any given date.
9.2 Liability for Fund Accounting Services. Without limiting the provisions in Section 8 hereof, the Administrator’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of net asset value per share (“NAV”) or any direct damages suffered by shareholders, the Fund or a Portfolio in connection with such recalculation. The Administrator’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.2.1 through 9.2.3 below.
     9.2.1 The parties hereto acknowledge that the Administrator’s causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The parties further acknowledge that, so long as it remains industry practice and in compliance with applicable law, the Administrator shall be liable and the recalculation of NAV shall be performed only with regard to errors in the calculation of the NAV that are greater than or equal to $.01 per share of a Portfolio. If a recalculation of NAV occurs, the Fund agrees to reprocess shareholder transactions or take such other commercially reasonable action(s) so as to eliminate or minimize to the extent possible the liability of the Administrator. Each party shall promptly notify the other in the event that it believes that the foregoing provision is no longer consistent with industry practice.
     9.2.2 The Administrator shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator’s usage of a third party service provider reasonably selected by the

Administrator for the purpose of storing records delivered to the Administrator by the Fund and that the Administrator did not create in the performance of its obligations hereunder; (ii) the Administrator’s failure to receive, through no fault of the Administrator, timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source that the Administrator was authorized to rely upon (including, but not limited to, the fair value pricing procedures of any investment manager of the adviser to the Fund and those sources listed on Appendix D), (b) from a source that in the Administrator’s reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Fund or its service provider that would impact the calculation of NAV but that is not communicated by the Fund or its service providers to the Administrator. To the extent that Fund assets are not in the custody of the Administrator, the Administrator may conclusively rely on any reporting in connection with such assets provided to the Administrator by a third party on behalf of the Fund.
     9.2.3 In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, the Fund and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders, in order that the Administrator’s exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss that should appropriately be borne by the Administrator, the Fund and the Administrator will consider such relevant factors as the amount of the loss involved, the Fund’s desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit that shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred.
10. Indemnification.
10.1 The Fund hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) (collectively, “Losses”) resulting from the performance of the Administrator’s obligations and duties under this Agreement, but excluding Losses resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties. The Fund shall not be liable for any payment or settlement effected without its prior written consent, which consent shall not be unreasonably withheld.
10.2 The Administrator hereby agrees to indemnify the Fund, each Portfolio, and the Fund’s officers, trustees and directors against and hold each of them harmless from any and all Losses resulting from the Administrator’s material breach of this Agreement, the Administrator’s violation of any lawful Instruction, or the Administrator’s willful malfeasance, bad faith or negligence in the performance of its obligations and duties under this Agreement. The Administrator shall not be liable for any payment or settlement effected without its prior written consent, which consent shall not be unreasonably withheld.
10.3 The provisions of this Section 10 shall survive the termination of this Agreement.
11. Reliance by the Administrator on Opinions of Counsel and Opinions of Certified Public Accountants.
     The Administrator may consult with its counsel or the Fund’s counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting in good faith upon the advice of its counsel or of the Fund’s counsel.
     The Administrator may consult with a certified public accountant or the Fund’s Treasurer in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting in good faith upon the advice of such certified public accountant or of the Fund’s Treasurer.
12. Termination of Agreement. This Agreement may be terminated by either party in accordance with the provisions of this Section.
12.1 This Agreement shall have an initial term of three (3) years from the date hereof. Thereafter, unless otherwise expiring or terminated as described below, this Agreement shall automatically renew for successive one (1) year periods. This Agreement shall expire at the end of the then-current term of this Agreement by delivery by either party hereto of written notice of nonrenewal to the other party hereto at its address set forth herein at least ninety (90) days prior to the end of the then-current term of this Agreement. This Agreement shall terminate (i) by mutual agreement of the parties, (ii) upon the merger, consolidation or combination of the Fund with or into another entity unless the Fund elects, by written notice to the Administrator prior to such merger, consolidation or combination, to maintain this Agreement in effect, (iii) upon the sale or transfer of all or substantially all of the assets of the Fund, or (iv) for Cause, as defined below, upon the provision of thirty (30) days advance written notice by the party alleging Cause, other than in the case of a material breach of this Agreement, in which case no additional written notice shall be required. “Cause” shall mean (a) a material breach of this Agreement by the party receiving notice of termination of this Agreement (the “Terminated Party”) that has not been remedied for sixty (60) days following written notice of such breach from the non-breaching party; (b) a final, non-appealable judicial, regulatory or administrative ruling, order or settlement is issued or occurs in which the Terminated Party has been found guilty of, or has consented to a finding of, criminal or unethical behavior in the conduct of its business; or (c) the Terminated Party becomes subject to a voluntary or involuntary case, as debtor, under Title 11 of the United States Code, as from time to time is in effect, or any other applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, provided, however, that in the event of an involuntary case the party to be terminated shall not be terminated if such party diligently contests the case within thirty (30) days of service of notice of the filing of such case and for so long as such diligent contest continues. In the event a termination notice is given by a party hereto, all reasonable expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder. The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.
12.2. Upon termination of the Agreement in accordance with this Section 12, the Fund may request the Administrator to promptly deliver to the Fund or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Fund records maintained but not created by the Administrator. If such request is provided in writing by the Fund to the Administrator within seventy-five (75) days of the date of termination of the Agreement, the Administrator shall provide to the Fund a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete. After seventy-five (75) days of the date of termination of this Agreement, no such certification will be provided to the Fund by the Administrator and the Administrator is under no further obligation to ensure that records created by the Administrator pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete.
13. Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any regulatory authority, any auditor of a party hereto, or by judicial or administrative process or otherwise by applicable law.
14. Tape-recording. The Fund authorizes the Administrator to tape record any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Fund, including from any Authorized Person. This authorization will remain in effect until and unless revoked by the Fund in writing. The Fund further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by applicable law.
15. Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.
16. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.
17. Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.
18. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York without giving effect to conflicts of laws principles and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the state and federal courts of the City of New York in the State of New York. Each party irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.
19. Notices. Notices and other writings delivered or mailed postage prepaid to the Fund addressed to the Fund at 2049 Century Park East, Suite 2505, Los Angeles, CA 90067, Attention: President, or to such other address as the Fund may have designated to the Administrator in writing, or to the Administrator at 40 Water Street, Boston, MA 02109, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.
20. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Fund and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.
21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and each party shall be protected in relying on the photocopy or telefax until such party has received the original of the Agreement.
22. Exclusivity. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.
23. Authorization. Each party hereby represents and warrants to the other that it has the authority for the execution and delivery of this Agreement and that an authorized officer of each party has signed this Agreement, Appendices A, B, C, and D and the fee schedule hereto.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

     The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.		THE BJURMAN, BARRY FUNDS

By:	/s/ James R. Kent	By:	/s/ G. Andrew Bjurman
Name:	James R. Kent	Name:	G. Andrew Bjurman
Title:	Managing Director	Title:	Co-President
Date:	June 30, 2008	Date:	June 27, 2008

APPENDIX A
TO
ADMINISTRATIVE AGENCY AGREEMENT
Dated as of June 26, 2008
The following is a list of Portfolios for which the Administrator shall serve under an Administrative Agency Agreement dated as of June 26, 2008:
Bjurman, Barry Micro-Cap Growth Fund
Bjurman, Barry Small Cap Growth Fund
Bjurman, Barry Mid Cap Growth Fund

BROWN BROTHERS HARRIMAN & CO.		THE BJURMAN, BARRY FUNDS

By:	/s/ James R. Kent	By:	/s/ G. Andrew Bjurman
Name:	James R. Kent	Name:	G. Andrew Bjurman
Title:	Managing Director	Title:	Co-President
Date:	June 30, 2008	Date:	June 27, 2008

APPENDIX B
TO
ADMINISTRATIVE AGENCY AGREEMENT
Dated as of June 26, 2008
Description of Standard Fund Accounting Services
The Administrator will provide the following fund accounting services to each Portfolio each day that such Portfolio and the New York Stock Exchange (“NYSE”) is open (each a “Business Day”): transaction processing and review, custodial reconciliation, securities pricing and investment accounting.
Transaction Processing and Review. The Administrator shall input and reconcile each Portfolio’s investment activity including with respect to:
•	Investment taxlots

•	Income

•	Dividends

•	Principal paydowns

•	Capital activity

•	Expense accruals

•	Cash activity

•	Corporate Reorganizations
Custodial Reconciliation. The Administrator shall reconcile the following positions of each Portfolio against the records of the Custodian:
•	Securities holdings

•	Cash including cash transfers, fees assessed and other investment related cash transactions

•	Trade settlements
Securities Pricing. The Administrator shall update each security position of each Portfolio as to the following:

•	Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

•	Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D

•	Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D or Fair Valuations obtained from an Authorized Person of the Fund
Investment Accounting. The Administrator shall provide the following investment accounting services to each Portfolio:
•	Amortization/accretion at the individual tax lot level

•	General ledger entries

•	Book value calculations

•	Trade Date + 1 accounting

•	Calculation of Net Asset Value Per Share (“NAV”) as of the close of business of the NYSE
Description of Standard Portfolio Compliance Monitoring Services
The Administrator shall perform the following compliance monitoring services with respect to the investments of each Portfolio on each Business Day unless otherwise specified (“Portfolio Compliance Monitoring Services”):
•	Trade date plus one monitoring of each Portfolio’s investments with respect to the investment restrictions, policies and limitations as described in the current prospectus and statement of additional information, which shall be provided to the Administrator by the Fund, and agreed to by the Administrator and Fund
o	Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly (or as requested)
•	Trade date plus one monitoring of each Portfolio’s investments with respect to the 1940 Act requirements and rules thereunder (including Rule 2a-7 if applicable) and applicable Internal Revenue Code rules and regulations as described in Exhibit A attached hereto
o	Rule 17g-1 monitoring shall be performed monthly as requested

o	Qualifying income monitoring with respect to Subchapter M compliance shall be performed monthly
•	Trade date plus one monitoring of other portfolio investment restrictions, policies and limitations at such times as may be agreed in writing by the Fund and Administrator

•	The Administrator shall notify the Fund’s Chief Compliance Officer (“CCO”) or such other Authorized Person as may be agreed to by the Fund in the event and at such times as the Administrator detects possible non-compliance with a Portfolio’s investment restrictions, policies and limitations (“Daily Exception Reporting”)

•	Provide the Fund’s CCO or such other Authorized Person as may be agreed to by the Fund a monthly report summarizing the results of the Portfolio Compliance Monitoring Services (“Monthly Summary Reporting”)

•	Provide the Fund’s Board of Trustees a quarterly report summarizing the results of the Portfolio Compliance Monitoring Services (“Quarterly Board Summary Reporting”)

•	Assist the Fund in producing quarterly brokerage-related reports for the Fund’s Board of Trustees as requested by the Fund and agreed to by the Administrator
Description of Additional Portfolio Compliance Monitoring Services
•	Provide the Fund’s CCO or such other Authorized Person as may be agreed to by the Fund a daily portfolio compliance summary report (“Daily Summary Reporting”)
Description of Standard Financial Reporting Services
•	The Administrator shall accumulate information for and prepare
o	Within a 60-day production cycle, [one] annual and [one] semi-annual shareholder report for the Fund per fiscal year, such preparation includes the coordination of all printer and author edits, the review of printer drafts and the coordination of the audit of the Fund by its independent public auditor (e.g. manage open items lists, host weekly audit meeting, etc.)

o	[one] annual report and [one] semi-annual report on Form N-SAR

o	[one] first fiscal quarter report and [one] third fiscal quarter report on Form N-Q

o	[one] annual report and [one] semi-annual report on Form N-CSR

o	[one] annual Rule 24f-2 Notice
•	Upon acceptance of each above-mentioned report by the Fund’s Treasurer and/or Chief Financial Officer, the Administrator shall edgarize and file such reports as required, including any applicable executed officer certifications or other exhibits
Description of Additional Financial Reporting Services
•	Quarterly calculation and reporting of each Portfolio’s portfolio turnover

•	Preparation of the following quarterly reports for the Fund’s Board of Trustees (in BBH Reporting Format or such other format as agreed to between the Administrator and the Fund):
▪	Statements of Assets and Liabilities

▪	Statements of Operations

▪	Statements of Changes in Net Assets

▪	Financial Highlights

▪	Top Ten Holdings Reports

▪	Sector, Industry and Bond Rating Analyses
Description of Standard Assistant Treasurer Services
•	Prepare and obtain authorization of Fund expense invoices on a bi-monthly basis

•	Prepare the Fund’s quarterly budget and make recommendations for adjustments as appropriate

•	Prepare a monthly expense pro forma

•	Provide an “Assistant Treasurer” who may be approved as an officer of the Fund by the Board of Trustees

•	Provide consultative services with respect to financial matters of the Fund as may be requested and agreed to by the Fund and Administrator from time to time
Description of Additional Assistant Treasurer Services
•	Prepare Form 1099 reporting for Fund’s independent Trustees/Directors

Description of Standard Tax Support Services
•	Prepare fiscal year end and excise tax distribution calculations;

•	Prepare monthly, quarterly and annual income distributions as described in each Portfolio’s prospectus

•	Prepare annual capital gain distribution(s) including spillback amounts as required

•	Prepare tax-related ROCSOP entries for fund accounting purposes

•	Review required tax disclosures (such as tax cost, long term capital gain and tax exempt designation, foreign tax credits, dividend received deductions and qualified dividend income pass throughs) in the Fund’s financial statements

•	Prepare and file federal, state and local (if any) income tax returns, including tax return extension requests

•	Prepare shareholder year-end tax information

•	Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting

•	Consult with the Fund’s Authorized Persons regarding potential passive foreign investment companies (“PFICs”)

•	Prepare wash sales calculations and other differences required for tax purposes

•	Consult with the Fund’s Authorized Persons on various tax issues as requested and with the Fund’s independent public accountant when appropriate

•	Provide tax research as requested
Description of Standard Performance Measurement Services
•	Calculate time weighted total returns for each Portfolio (by class, if applicable) and report such returns to the Fund on a monthly basis, and SEC after-tax returns on an annual basis

•	If applicable, calculate 30-day SEC yields and report such returns to the Fund on a monthly basis

•	Provide and review each Portfolio’s performance information disclosed in its financial statements, prospectus and statement of additional information

•	On a monthly basis, reconcile total return calculations to those reported by major database companies

•	At the Fund’s request, report portfolio holdings to identified database companies

Description of Additional Performance Measurement Services
•	Preparation of performance information for Quarterly “Fact Sheets”

•	Monthly Best/Worst Quarter Reporting — the best and worst calendar quarter returns of the last ten years or since inception while listing the calendar quarter returns during the period

•	Monthly Comparative Fund versus Benchmark Performance Reporting — a comparative of performance of each Portfolio (or class, if applicable) versus applicable benchmark(s)

•	Monthly Comparative Fund versus Benchmark Performance Reporting with Graph — a comparative of performance of each Portfolio (or class, if applicable) versus applicable benchmark(s) with graph(s)

•	Monthly Growth of Investment Reporting — a monthly growth of investment and returns (including operating expenses, sales charge(s), if applicable, and reinvestment of distributions) of each Portfolio (or class, if applicable) for the past 10 years or since inception

•	Monthly Gross of Fee Returns Reporting — total return reporting, excluding any operating expenses and sales charge(s), if applicable

•	Monthly Risk Statistics Reporting — a variety of risk statistics as selected by the Fund
Description of Standard Corporate Secretarial Services
•	Monitor good standing of the Fund in its state of organization as may be required

•	Provide an “Assistant Secretary” who may be approved as an officer of the Fund by the Board of Trustees

•	Maintain calendar for Board matters/approvals

•	Prepare quarterly Board and Audit Committee meeting materials, including notices, scripts, agendas, resolutions, memoranda, minutes, and mail to Board of Trustees and such other persons as instructed by Authorized Persons of the Fund

•	Attend quarterly Board and Audit Committee meetings, take minutes of the meetings, make presentations as required and follow up on matters raised at the meetings

•	In accordance with Rule 31a-2 under the 1940 Act, maintain those records received or created by the Administrator that are required to be maintained by Rule 31a-1(b)(4) under the 1940 Act

Description of Standard Regulatory Support Services
•	Maintain calendar for all regulatory matters

•	Prepare [one] annual update to the Fund’s registration statement and file the same with the SEC (includes coordination of the update with Fund personnel, Fund counsel and independent auditors)

•	Prepare up to [four] supplements (“Stickers”) to the Fund’s registration statement per calendar year

•	File the fidelity bond with the SEC

•	Assist the Fund in preparing [one] annual Form N-PX filing per calendar year and file the same with the SEC

•	Review and comment on shareholder reports

•	Assist in monitoring regulatory proposals and changes that may affect the Fund
Description of Additional Regulatory Support Services
•	Coordinate with the Fund’s transfer agent or solicitor in monitoring the shareholder vote solicitation and tabulation for [one] shareholder meeting per calendar year

•	Assist the Fund in obtaining a fidelity bond and D&O/E&O insurance policies in accordance with the 1940 Act and applicable rules thereunder

•	Review and comment on advertising and sales literature as requested by the Fund

•	Assist with the filing of advertising and sales literature with the NASD as requested by the Fund
Description of Standard “Blue Sky” Support Services
The Administrator shall select and monitor an independent third party service provider to provide for reasonable and necessary services for compliance with the securities regulations of the fifty states of the United States (“Blue Sky Compliance”) on such terms as the Fund shall direct, or in the absence of such direction, as the Administrator shall reasonably deem appropriate, provided, however, that such arrangement shall require that such service provider act with reasonable care in discharging its duties. The Administrator shall deliver to the Fund, or cause to be delivered to the Fund, regular reports and notices with respect to Blue Sky Compliance and shall be responsible to use reasonable care to enforce the terms of its agreement with the service provider on the Fund’s behalf. The Fund shall be responsible for providing copies of each Portfolio’s current prospectus and other relevant documents and information relating to the Fund as may be reasonably required for Blue Sky Compliance.

BROWN BROTHERS HARRIMAN & CO.		THE BJURMAN, BARRY FUNDS

By:	/s/ James R. Kent	By:	/s/ G. Andrew Bjurman
Name:	James R. Kent	Name:	G. Andrew Bjurman
Title:	Managing Director	Title:	Co-President
Date:	June 30, 2008	Date:	June 27, 2008

APPENDIX C
ADMINISTRATIVE AGENCY AGREEMENT
List of Authorized Persons

BROWN BROTHERS HARRIMAN & CO.		THE BJURMAN, BARRY FUNDS

By:	/s/ James R. Kent	By:	/s/ G. Andrew Bjurman
Name:	James R. Kent	Name:	G. Andrew Bjurman
Title:	Managing Director	Title:	Co-President
Date:	June 30, 2008	Date:	June 27, 2008

APPENDIX D TO
ADMINISTRATIVE AGENCY AGREEMENT
AUTHORISED SOURCES
The Fund hereby acknowledges that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.
BLOOMBERG
RUSSELL/MELLON
EXTEL (LONDON)
FUND MANAGERS
INTERACTIVE DATA CORPORATION
REPUTABLE BROKERS
REUTERS
SUBCUSTODIAN BANKS
TELEKURS
VALORINFORM (GENEVA)
REPUTABLE FINANCIAL PUBLICATIONS
STOCK EXCHANGES
FINANCIAL INFORMATION INC. CARD
JJ KENNY
FRI CORPORATION
MORGAN STANLEY CAPITAL INTERNATIONAL
Other data source:

BROWN BROTHERS HARRIMAN & CO.		THE BJURMAN, BARRY FUNDS

By:	/s/ James R. Kent	By:	/s/ G. Andrew Bjurman
Name:	James R. Kent	Name:	G. Andrew Bjurman
Title:	Managing Director	Title:	Co-President
Date:	June 30, 2008	Date:	June 27, 2008